Exhibit 5.2

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX: (302) 651-7701

WWW.RLF.COM

August 16, 2005

Omnicare Capital Trusts III, IV and V

c/o Omnicare, Inc.

100 East River Center Boulevard

Covington, Kentucky 41011

Re:	Omnicare Capital Trusts III, IV and V

Ladies and Gentlemen:

We have acted as special Delaware counsel for Omnicare Capital Trust III, a Delaware statutory trust (“Trust III”), Omnicare Capital Trust IV, a Delaware statutory trust (“Trust IV”), and Omnicare Capital Trust V, a Delaware statutory trust (“Trust V”) (Trust III, Trust IV and Trust V are hereinafter collectively referred to as the “Trusts” and sometimes hereinafter individually referred to as a “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust III, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 7, 2003;

(b)	The Certificate of Trust of Trust IV, as filed with the Secretary of State on March 30, 2005;

(c)	The Certificate of Trust of Trust V, as filed with the Secretary of State on March 30, 2005;

(d)	The Trust Agreement of Trust III, dated as of February 7, 2003, between Omnicare, Inc., a Delaware corporation (the “Company”), and the trustee named therein;

Omnicare Capital Trusts III, IV and V

August 16, 2005

(e)	The Trust Agreement of Trust IV, dated as of March 30, 2005, between the Company and the trustee named therein;

(f)	The Trust Agreement of Trust V, dated as of March 30, 2005, between the Company and the trustee named therein;

(g)	The Registration Statement, as amended (the “Registration Statement”) on Form S-3, including a preliminary prospectus (the “Prospectus”), relating to the Trust Preferred Securities of the Trusts representing preferred undivided beneficial interests in the assets of the Trusts (each, a “Preferred Security” and collectively, the “Preferred Securities”), filed by the Company and the Trusts with the Securities and Exchange Commission;

(h)	The form of Amended and Restated Trust Agreement of each of the Trusts, to be entered into among the Company, the trustees of the Trust named therein, and the holders, from time to time, of the Preferred Securities (the “Trust Agreement”), including the Exhibits attached thereto, attached as an exhibit to the Registration Statement; and

(i)	A Certificate of Good Standing for each of the Trusts, dated August 11, 2005, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust for each of the Trusts will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust

Omnicare Capital Trusts III, IV and V

August 16, 2005

Agreement and the Registration Statement, and (vii) that the Preferred Securities are authenticated, issued and sold to the Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Trusts has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Preferred Securities of the Trusts will represent valid and legally issued, fully paid and nonassessable undivided beneficial interests in the assets of the Trusts.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Opinions” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM